Exhibit 99.1

News Release

For Immediate Release

bioAffinity Technologies Appoints Julie Anne Overton Director of Corporate Communications

Company enlists Havas Health & You, Trinity Life Sciences to help build
CyPath® Lung brand

SAN ANTONIO, TX – Feb. 13, 2023 – bioAffinity Technologies, Inc. (NASDAQ: BIAF; BIAFW) today announced its commercialization team, including the addition of Julie Anne Overton, a veteran of print and broadcast journalism, corporate communications and federal public affairs, as bioAffinity Technologies’ Director of Communications, and the marketing and advertising firms of Havas Health & You and Trinity Life Sciences to help build the CyPath® Lung brand and position it for success in the cancer diagnostics sector.

CyPath® Lung is a non-invasive test that detects early-stage lung cancer by automated flow cytometry and machine learning. “CyPath® Lung has the potential to change the paradigm for the detection of early-stage lung cancer, and we have selected a team that can build our brand with intention and establish a genuine connection with physicians and patients who put their trust in us,” bioAffinity Technologies President and CEO Maria Zannes said. “To that end, in addition to hiring Julie Anne, we have engaged firms with excellent credentials in the healthcare and biotech industries who will bring creativity, purpose and strategic thinking to our story.”

Havas Health & You, the world’s largest global health network, is focused on promoting healthy living decisions across the entire health ecosystem. The firm is creating the branding and broader marketing strategy to align with the need for a patient-friendly diagnostic that gives physicians another tool to assess the potential or presence of lung cancer in their high-risk patients.

“Working with partners that create innovative solutions for physicians and the patients they serve aligns directly with our network’s focus on human purpose,” said Jeff Hoffman, Chief Development Officer and Partner at Havas Health & You. “We’re so excited to work with bioAffinity during this next step of their journey as a company, and I can’t think of a more meaningful way to start our partnership with Trinity Life Sciences than through our work on this project together.”

Trinity Life Sciences, a trusted strategic commercialization partner providing evidence-based solutions for the life sciences, is providing advisory services, insights and analytics to bioAffinity Technologies’ marketing strategy for CyPath® Lung.

“We are delighted to partner with bioAffinity on their commercialization of CyPath®, an accurate, non-invasive and cost-effective method of detecting lung cancer early,” said Rich Caligaris, Managing Director, Trinity Life Sciences. “Trinity’s extensive commercialization experience will support bioAffinity’s efforts to get this novel flow cytometry test to patients in need as effectively and quickly as possible. With our over 25-year history of offering evidence-based solutions and commitment to a greater purpose, we are honored to help see CyPath® through to its next phase of growth.”

Overton is a senior communications executive with expertise in communication principles, strategic planning and achieving organizational goals in a competitive environment. “I am honored to join bioAffinity Technologies at an exciting time in the Company’s history, and I look forward to partnering with Havas and Trinity to introduce physicians, patients and investors to the proprietary technology behind our CyPath® Lung test for the detection of early-stage lung cancer,” Ms. Overton said.

Prior to joining bioAffinity Technologies, Ms. Overton managed a comprehensive public affairs program for the USDA Forest Service. She began her career as a print and broadcast journalist, including more than a decade as a producer at the Washington, DC, bureau of CBS News. Prior to covering the Congress for CBS News, she served as Press Secretary for the late Congressman Charles Wilson (D-TX). She later joined Security Capital Group, a $24 billion global real estate operating company that was subsequently acquired by GE Capital, and served as Director of Communications and Investor Relations for a family of venture capital funds.

bioAffinity Technologies is implementing a regional rollout of CyPath® Lung, a noninvasive test for the early detection of lung cancer, in partnership with Precision Pathology Services, a commercial clinical laboratory. In a recent clinical trial, CyPath® Lung showed 92% sensitivity and 87% specificity in high-risk patients who had nodules smaller than 20 millimeters or no nodules in the lung, with an area under the ROC curve of 94%. CyPath® Lung uses automated flow cytometry developed with machine learning to analyze patient samples to reliably predict the presence of lung cancer.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. (NASDAQ: BIAF; BIAFW) addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung, and targeted cancer treatment. The Company’s first product, CyPath® Lung, is a non-invasive test that has shown high sensitivity and specificity for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Services. OncoSelect Therapeutics, LLC, a subsidiary of bioAffinity Technologies, is advancing its discoveries shown in vitro to kill cancer cells without harm to normal cells. Research and optimization of the Company’s platform technologies are conducted in its laboratories at The University of Texas at San Antonio.

About Havas Health & You

Havas Health & You unites Havas Life, Health4Brands (H4B), Lynx, Red Havas and Havas Health Plus, all wholly owned health and communications networks, with the consumer health businesses and practices of Havas Creative Group. The network’s approach is centered around Human Purpose and has the talent, tenacity, and technology that health companies, brands and people need to thrive in today’s world. For more information, go to www.HavasHealthandYou.com.

About Trinity Life Sciences

Trinity Life Sciences is a trusted strategic commercialization partner, providing evidence-based solutions for the life sciences. With 25 years of experience, Trinity is committed to revolutionizing the commercial model by providing exceptional levels of service, powerful tools and data-driven insights. Trinity’s range of products and solutions includes industry-leading benchmarking solutions, powered by TGaS Advisors. To learn more about how Trinity is elevating life sciences and driving evidence to action, visit trinitylifesciences.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of common shares. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

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Company Contact:

Julie Anne Overton, Director of Communications
jao@bioaffinitytech.com
505-577-0918